Exhibit 10.1

Execution Version

FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fifth Amendment (“Amendment”) is made effective as of the closing of the Merger (as defined below) by and among Brookline Bancorp, Inc. (the “Company”), a Delaware corporation, and Brookline Bank, a Massachusetts-chartered trust company (the “Bank”), each with its principal administrative office at 131 Clarendon Street, Boston, Massachusetts 02116, and Paul A. Perrault (“Executive”).

WHEREAS, the Company, the Bank, and Executive have entered into an Employment Agreement dated as of April 11, 2011, as previously amended effective July 25, 2018, March 10, 2021, September 22, 2021, and April 28, 2023 (the “Employment Agreement”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, by and among Berkshire Hills Bancorp, Inc. (“Berkshire”), Commerce Acquisition Sub, Inc., and the Company, pursuant to which the Company and Berkshire intend to combine in a strategic business combination transaction (the “Merger”);

WHEREAS, the Company, the Bank and Executive wish to amend certain provisions of the Employment Agreement; and

WHEREAS, except as set forth herein, the Employment Agreement shall remain in full force and effect in all respects.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the Company, the Bank, and Executive hereby agree:

1.	Section 1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the period of his employment hereunder, Executive agrees to serve as Chief Executive Officer of the Company, Chief Executive Officer of the Bank and a member of the Board (as defined below). During said period, Executive also agrees to serve, if elected or appointed, as an officer or director of any subsidiary or affiliate of the Company or the Bank. Failure to reelect Executive to any of the foregoing offices without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.”

2.	This Amendment and the cessation of the Executive’s service as Chairman of the Bank (including any material change in the Executive’s function, duties, or responsibilities as a result of such change in the Executive’s position) shall not constitute a breach of the Employment Agreement by the Company or Bank, or constitute grounds for an Event of Termination.

3.	Except as so amended, the Employment Agreement is in all other respects hereby confirmed and defined terms used but not defined herein shall have the meanings set forth in the Employment Agreement.

4.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date first set forth above.

BROOKLINE BANCORP, INC.

By:	/s/ Thomas J. Hollister
Name: Thomas J. Hollister
Title: Lead Director

BROOKLINE BANK

By:	/s/ Thomas J. Hollister
Name: Thomas J. Hollister
Title: Lead Director

EXECUTIVE

/s/ Paul A. Perrault
Paul A. Perrault

[Signature Page to Perrault Employment Agreement Amendment]